Exhibit 99.1

Roivant Sciences Reports Financial Results for the Fourth Quarter and Fiscal Year Ended March 31, 2022 and Provides Business Update

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Potential blockbuster VTAMA® (tapinarof) approved by FDA for the treatment of plaque psoriasis at end of May 2022 is the first topical novel chemical entity launched for plaque psoriasis in 25 years; product and samples are now available across the US, a robust patient support program is in place and a 100+ person commercial organization is fully deployed to target 4 million potential annual topical psoriasis prescriptions in the US

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Enrollment in the VTAMA registrational trials for atopic dermatitis is ongoing, with data expected in the first half of calendar year 2023; represents significant expansion opportunity to target 15 million potential annual topical atopic dermatitis prescriptions in the US

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Priovant established in partnership with Pfizer to develop brepocitinib, a potential first-in-class dual, selective inhibitor of TYK2 and JAK1, for multiple orphan and specialty autoimmune diseases, including a recently initiated single potentially registrational Phase 3 trial in dermatomyositis and an ongoing potentially registrational trial in systemic lupus erythematosus (SLE)

•	Ten or more pivotal or pivotal-enabling trials expected to be ongoing by the end of calendar year 2022, with seven already initiated

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Roivant reported $2.1B in cash and cash equivalents and reprioritized pipeline to focus on most meaningful opportunities while maintaining the financial flexibility to opportunistically in-license assets

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Early discovery efforts validated with announcement of multiple collaborations with Blueprint Medicines, Janssen and Boehringer Ingelheim that include aggregate contingent milestone payments of over $1 billion and product royalties

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Roivant appointed Melissa Epperly, a senior financial executive with extensive experience in the life sciences industry, to its Board of Directors, to begin serving concurrent with the planned departure of Pat Machado

BASEL, Switzerland, LONDON, NEW YORK and BOSTON, June 28, 2022 – Roivant Sciences Ltd. (Nasdaq: ROIV), a next-generation biopharmaceutical company dedicated to improving the delivery of healthcare to patients, today reported its financial results for the fourth quarter and fiscal year ended March 31, 2022 and provided an update on the Company’s operations.

Roivant’s Chief Executive Officer, Matt Gline, noted: “We are thrilled by the FDA approval of VTAMA for the treatment of psoriasis, a first and only-in-class medicine. Our leadership team at Dermavant is wholly focused on the ongoing launch, with a fully operating commercial organization in place and early signs of meaningful physician engagement. With $2.1B in cash, we are fortunate to operate from a position of financial strength, with a projected cash runway of over two years, to aggressively advance our existing programs while opportunistically adding new ones in the future. We continue to focus our capital allocation on the most meaningful opportunities for patients, including newly launched Priovant, while remaining cognizant of the current external environment and prioritizing our spend to deliver the highest return for shareholders.”

Recent Developments

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Roivant: We have implemented a company-wide cost optimization and pipeline reprioritization initiative to reduce our expected operating expenses and prioritize our capital resources. As part of this initiative, we have discontinued the development of several programs, including ARU-1801, LSVT-1701, DMVT-502, DMVT-503, DMVT-504 and CVT-TCR-01, to focus our capital on the potentially most valuable and meaningful opportunities for patients in our pipeline, including our programs for newly launched Priovant.

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Aruvant: We have elected to wind down the development of ARU-1801 after considering the future development costs of the program, the current market environment and the clinical and commercial profile of the drug. We would like to thank the patients and their families, as well as Aruvant employees and investigators for their commitment to finding a cure for sickle cell disease.

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Dermavant: The FDA approved VTAMA for the topical treatment of plaque psoriasis in adults. The approval makes VTAMA the first and only FDA-approved steroid-free topical medication in its class. Dermavant also completed a strategic pipeline review and has terminated the development of DMVT-502 for vitiligo and atopic dermatitis, DMVT-503 for acne and DMVT-504 for hyperhidrosis to focus on the potential blockbuster launch of VTAMA for plaque psoriasis and execution of the Phase 3 clinical trials of VTAMA for atopic dermatitis, a potential second blockbuster indication.

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Priovant: Priovant initiated a single registrational Phase 3 trial to evaluate brepocitinib for the treatment of dermatomyositis. Brepocitinib is a potential first-in-class dual, selective inhibitor of TYK2 and JAK1 licensed from Pfizer that has been evaluated in 14 completed Phase 1 and Phase 2 trials, including 5 placebo-controlled Phase 2 trials in psoriatic arthritis, plaque psoriasis, ulcerative colitis, alopecia areata and hidradenitis suppurativa that generated statistically significant and clinically meaningful efficacy results. Oral brepocitinib is also in active development in SLE, for which a potentially registrational trial is currently ongoing.

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Immunovant: Immunovant initiated a single potentially registrational Phase 3 trial to evaluate batoclimab for the treatment of myasthenia gravis, with topline results expected in the second half of calendar year 2024.

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Genevant: In February 2022, Genevant and Arbutus filed a lawsuit against Moderna seeking damages for infringement of several patents in the manufacture and sale of mRNA-1273, Moderna’s vaccine for COVID-19. The patents relate to nucleic acid-lipid particles and lipid vesicles, as well as compositions and methods for their use.

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Hemavant: The open-label Phase 1/2 trial evaluating RVT-2001 for the treatment of transfusion-dependent anemia in lower-risk MDS patients is underway, with target enrollment of up to 64 patients with SF3B1 mutations.

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Proteovant and VantAI: Proteovant and VantAI entered into several recently announced research collaboration agreements focused on the discovery and development of novel protein degraders and next-generation E3 ligase platforms. Collaborations with Janssen, Blueprint Medicines and Boehringer Ingelheim include aggregate contingent milestone payments of over $1 billion as well as product royalties.

•	Kinevant: In April 2022, Kinevant initiated a Phase 2 trial evaluating namilumab for the treatment of sarcoidosis.

Major Upcoming Milestones

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Dermavant: Dermavant expects to provide updates on the commercial launch of VTAMA® for psoriasis on a periodic basis and to report topline data from the Phase 3 clinical trials of VTAMA® for the treatment of atopic dermatitis in the first half of calendar year 2023.

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Immunovant: Immunovant plans to initiate two Phase 3 trials to evaluate batoclimab for the treatment of thyroid eye disease in the second half of calendar year 2022, with topline results expected in the first half of calendar year 2025. Immunovant also plans to initiate an additional Phase 3 trial in another indication in the second half of calendar year 2022 and announce two new indications by August 2022. Results from the additional cohorts of the batoclimab and atorvastatin drug-drug interaction study are expected to be available by the end of calendar year 2022.

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Priovant: Priovant expects to announce topline results from the potentially registrational trial evaluating brepocitinib for the treatment of patients with SLE in the second half of calendar year 2023.

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Hemavant: Hemavant expects to announce data from the ongoing open-label Phase 1/2 trial evaluating RVT-2001 for the treatment of transfusion-dependent anemia in lower-risk MDS patients in calendar year 2023.

•	Kinevant: Kinevant expects to report topline data from the ongoing Phase 2 clinical trial of namilumab for the treatment of sarcoidosis in the first half of calendar year 2024.

Matt Gline added: “Finally, I am excited to welcome Melissa Epperly to our Board of Directors. I look forward to working with her as we focus on advancing the discovery, development and commercialization of important medicines for patients. I would like to thank Pat Machado for his contributions to the Board and Roivant over the past six years.”

Melissa Epperly has served as Chief Financial Officer at Zentalis Pharmaceuticals, Inc., a clinical-stage cancer company, since September 2019. She brings extensive experience as a senior financial executive in the life sciences industry. From June 2018 to August 2019, Ms. Epperly served as Chief Financial Officer at PsiOxus Therapeutics Ltd., a clinical-stage gene therapy cancer company, and prior to that, Chief Financial Officer and Head of Business Development at R-Pharm US, a commercial-stage oncology company, from October 2015 to June 2018. Previously, Ms. Epperly was a Director at Anchorage Capital Group, a credit-focused hedge fund; a Vice President at Goldman Sachs in equity research in New York and London; a management consultant with Bain & Company; and a healthcare investment banker at Morgan Stanley. Ms. Epperly currently serves on the boards of directors of Kinnate Biopharma Inc. and Nautilus Biotechnology. Ms. Epperly holds a BA in Biochemistry and Economics from the University of Virginia and an MBA from Harvard Business School.

Fourth Quarter and Fiscal Year Ended March 31, 2022 Financial Summary

Cash Position

As of March 31, 2022, we had cash and cash equivalents of approximately $2.1 billion.

Research and Development Expenses

Research and development (R&D) expenses were $135.1 million for the three months ended March 31, 2022 compared to $74.2 million for the three months ended March 31, 2021. The quarter-over-quarter increase was primarily due to increases in program-specific costs and personnel-related expenses, reflecting the progression of our programs and drug discovery. Non-GAAP R&D expenses were $117.8 million for the three months ended March 31, 2022 compared to $58.2 million for the three months ended March 31, 2021.

R&D expenses were $483.0 million for the year ended March 31, 2022 compared to $236.6 million for the year ended March 31, 2021. The year-over-year increase was primarily due to increases in program-specific costs and personnel-related expenses, reflecting the progression of our programs and drug discovery. Additionally, increased share-based compensation expense compared to the prior year period resulted from a one-time catch-up expense of $22.9 million and ongoing vesting for certain equity instruments following the achievement of the liquidity event vesting condition upon the closing of the business combination with MAAC in September 2021. We did not recognize share-based compensation expense related to these equity instruments during the year ended March 31, 2021 as the liquidity event requirement had not been met and was not deemed probable of being met. Non-GAAP R&D expenses adjusted for non-cash share-based compensation and depreciation and amortization expenses were $416.1 million for the year ended March 31, 2022 compared to $213.5 million for the year ended March 31, 2021.

Acquired In-Process Research and Development Expenses

Acquired In-Process Research and Development (IPR&D) expenses were $1.5 million for the three months ended March 31, 2022 compared to $400.1 million for the three months ended March 31, 2021. Acquired IPR&D expense for the three months ended March 31, 2021 was primarily driven by the acquisition of the business of Silicon Therapeutics.

Acquired IPR&D expenses were $139.9 million for the year ended March 31, 2022 compared to $596.1 million for the year ended March 31, 2021. Acquired IPR&D expense for the year ended March 31, 2022 was primarily driven by acquisitions completed by Priovant and Hemavant, as well as a one-time development milestone expense relating to Dermavant’s tapinarof program. Acquired IPR&D expense for the year ended March 31, 2021 was primarily driven by the acquisitions of the business of Silicon Therapeutics and Oncopia Therapeutics as well as a licensing and strategic collaboration agreement with Affimed N.V. Additionally, acquired IPR&D expense included amounts attributed to IPR&D relating to the consolidation of Genevant.

General and Administrative Expenses

General and administrative (G&A) expenses were $139.0 million for the three months ended March 31, 2022 compared to $81.1 million for the three months ended March 31, 2021. The quarter-over-quarter increase was primarily due to increases in share-based compensation expense as a result of the ongoing vesting of certain equity instruments for which the liquidity event vesting condition was met upon the closing of the business combination with MAAC in September 2021. We did not recognize share-based compensation expense related to these equity instruments during the three months ended March 31, 2021 as the liquidity event requirement had not been met and was not deemed probable of being met. Additionally, G&A expenses for Dermavant increased as we prepared for commercial launch. Non-GAAP G&A expenses were $77.3 million for the three months ended March 31, 2022 compared to $56.8 million for the three months ended March 31, 2021.

G&A expenses were $775.0 million for the year ended March 31, 2022 compared to $259.9 million for the year ended March 31, 2021. The year-over-year increase was primarily due to higher share-based compensation expense as compared to the prior year period, which resulted from a one-time catch-up expense of $350.0 million and ongoing vesting for certain equity instruments following the achievement of the liquidity event vesting condition upon the closing of the business combination with MAAC in September 2021. We did not recognize share-based compensation expense related to these equity instruments during the year ended March 31, 2021 as the liquidity event requirement had not been met and was not deemed probable of being met. Additionally, G&A expenses for Dermavant increased as we prepared for commercial launch. Non-GAAP G&A expenses adjusted for non-cash share-based compensation and depreciation and amortization expenses were $271.1 million for the year ended March 31, 2022 compared to $194.2 million for the year ended March 31, 2021.

Net Loss

Net loss was $291.3 million for the three months ended March 31, 2022 compared to $563.2 million for the three months ended March 31, 2021. On a per common share basis, net loss was $0.39 for the three months ended March 31, 2022 and $0.80 for the three months ended March 31, 2021. Non-GAAP net loss was $187.7 million for the three months ended March 31, 2022 compared to $514.2 million for the three months ended March 31, 2021.

Net loss for the year ended March 31, 2022 was $924.1 million compared to $900.2 million for year ended March 31, 2021. On a per common share basis, net loss was $1.26 for the year ended March 31, 2022 and $1.28 for the year ended March 31, 2021. Non-GAAP net loss was $784.2 million for the year ended March 31, 2022 compared to $992.5 million for the year ended March 31, 2021.

ROIVANT SCIENCES LTD.

Selected Balance Sheet Data

(in thousands)

	March 31, 2022	March 31, 2021
Cash, cash equivalents and restricted cash	$2,074,034	$2,141,676
Total assets	2,585,129	2,589,692
Total liabilities	523,695	527,687
Total shareholders’ equity	2,038,943	2,039,514
Total liabilities, redeemable noncontrolling interest and shareholders’ equity	2,585,129	2,589,692

ROIVANT SCIENCES LTD.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended March 31,		Years Ended March 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)
Revenue, net	$9,223	$15,146	$55,286	$23,795
Operating expenses:
Cost of revenues	459	478	8,966	2,057
Research and development (includes $16,294 and $15,877 of share-based compensation expense for the three months ended March 31, 2022 and 2021, respectively, and $63,735 and $22,637 of share-based compensation expense for the years ended March 31, 2022 and 2021, respectively)	135,077	74,229	483,035	236,626
Acquired in-process research and development	1,517	400,125	139,894	596,132
General and administrative (includes $60,865 and $23,565 of share-based compensation expense for the three months ended March 31, 2022 and 2021, respectively, and $501,221 and $62,321 of share-based compensation expense for the years ended March 31, 2022 and 2021, respectively)	138,973	81,148	775,033	259,878

Total operating expenses	276,026	555,980	1,406,928	1,094,693

Loss from operations	(266,803)	(540,834)	(1,351,642)	(1,070,898)

Change in fair value of investments	72,909	11,677	87,291	(95,533)
Gain on sale of investment	—	—	(443,754)	—
Change in fair value of debt and liability instruments	(44,101)	(1,732)	(3,354)	29,845
Gain on termination of Sumitomo Options	—	—	(66,472)	—
Gain on deconsolidation of subsidiary and consolidation of unconsolidated entity	(5,041)	—	(5,041)	(115,364)
Other expense, net	906	12,404	3,435	8,701

Loss before income taxes	(291,476)	(563,183)	(923,747)	(898,547)
Income tax (benefit) expense	(163)	(22)	369	1,686

Net loss	(291,313)	(563,161)	(924,116)	(900,233)
Net loss attributable to noncontrolling interests	(21,251)	(53,597)	(78,854)	(90,999)

Net loss attributable to Roivant Sciences Ltd.	$(270,062)	$(509,564)	$(845,262)	$(809,234)

Net loss per common share—basic and diluted	$(0.39)	$(0.80)	$(1.26)	$(1.28)

Weighted average shares outstanding—basic and diluted	692,623,282	633,010,593	669,753,458	630,046,720

ROIVANT SCIENCES LTD.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited, in thousands)

	Note	Three Months Ended March 31,		Years Ended March 31,
		2022	2021	2022	2021
Net loss		$(291,313)	$(563,161)	$(924,116)	$(900,233)
Adjustments:
Research and development:
Share-based compensation	(1)	16,294	15,877	63,735	22,637
Depreciation and amortization	(2)	943	154	3,244	485
General and administrative:
Share-based compensation	(1)	60,865	23,565	501,221	62,321
Depreciation and amortization	(2)	763	830	2,688	3,395
Other:
Change in fair value of investments	(3)	72,909	11,677	87,291	(95,533)
Gain on sale of investment	(4)	—	—	(443,754)	—
Change in fair value of debt and liability instruments	(5)	(44,101)	(1,732)	(3,354)	29,845
Gain on termination of Sumitomo Options	(6)	—	—	(66,472)	—
Gain on deconsolidation of subsidiary and consolidation of unconsolidated entity	(7)	(5,041)	—	(5,041)	(115,364)
Estimated income tax impact from adjustments	(8)	942	(1,424)	313	(32)

Adjusted net loss (Non-GAAP)		$(187,739)	$(514,214)	$(784,245)	$(992,479)

	Note	Three Months Ended March 31,		Years Ended March 31,
		2022	2021	2022	2021
Research and development expenses		$135,077	$74,229	$483,035	$236,626
Adjustments:
Share-based compensation	(1)	16,294	15,877	63,735	22,637
Depreciation and amortization	(2)	943	154	3,244	485

Adjusted research and development expenses (Non-GAAP)		$117,840	$58,198	$416,056	$213,504

	Note	Three Months Ended March 31,		Years Ended March 31,
		2022	2021	2022	2021
General and administrative expenses		$138,973	$81,148	$775,033	$259,878
Adjustments:
Share-based compensation	(1)	60,865	23,565	501,221	62,321
Depreciation and amortization	(2)	763	830	2,688	3,395

Adjusted general and administrative expenses (Non-GAAP)		$77,345	$56,753	$271,124	$194,162

Notes to non-GAAP financial measures:

(1) Represents non-cash share-based compensation expense.

(2) Represents non-cash depreciation and amortization expense.

(3) Represents the unrealized loss (gain) on equity investments in unconsolidated entities that are accounted for at fair value with changes in value reported in earnings. This is a non-cash loss (gain) that has no direct correlation to the operation of Roivant’s business.

(4) Represents a one-time gain on sale of investment resulting from the merger of Datavant and CIOX Health in July 2021.

(5) Represents the change in fair value of debt and liability instruments, which is non-cash and primarily includes the unrealized loss (gain) relating to the measurement and recognition of fair value on a recurring basis of certain liabilities.

(6) Represents the one-time gain on termination of the options held by Sumitomo Pharma Co., Ltd. to purchase Roivant’s ownership interest in certain Vants (the “Sumitomo Options”).

(7) Represents the one-time gain on deconsolidation of a subsidiary and the remeasurement of a previously held interest in an unconsolidated entity upon its consolidation.

(8) Represents the estimated tax effect of the adjustments.

Beginning in the fourth quarter of the fiscal year ended March 31, 2022, the Company no longer excludes from its non-GAAP financial measures acquired IPR&D expenses, which include consideration for the purchase of IPR&D through asset acquisitions and license agreements as well as payments made in connection with asset acquisitions and license agreements upon the achievement of development milestones. Previously, these items were excluded from the Company’s non-GAAP financial measures. In conjunction with this change, acquired IPR&D expenses are now reported as a separate line item in its consolidated statements of operations. Prior period amounts have been revised to conform to the current presentation.

For the three months ended March 31, 2022, and March 31, 2021, acquired IPR&D expense was $1.5 million and $400.1 million, respectively. For the year ended March 31, 2022, and March 31, 2021, acquired IPR&D expense was $139.9 million and $596.1 million, respectively.

Investor Conference Call Information

Roivant will host a live conference call and webcast at 8:00 a.m. ET on Tuesday, June 28, 2022 to report its financial results for the fiscal year ended March 31, 2022 and provide a corporate update.

To access the live conference call, please dial +1-844-224-1923 (domestic) or +1-214-989-7105 (international) and use conference ID 1036178. A webcast of the call will also be available under “Events & Presentations” in the Investors section of the Roivant website at https://investor.roivant.com/news-events/events. The archived webcast will be available on Roivant’s website after the conference call.

IMPORTANT SAFETY INFORMATION

Indication: VTAMA® (tapinarof) Cream, 1% is an aryl hydrocarbon receptor agonist indicated for the topical treatment of plaque psoriasis in adults. Adverse Events: The most common adverse reactions (incidence ≥ 1%) in subjects treated with VTAMA Cream were folliculitis (red raised bumps around the hair pores), nasopharyngitis (pain or swelling in the nose and throat), contact dermatitis (skin rash or irritation, including itching and redness, peeling, burning, or stinging), headache, pruritus (itching), and influenza (flu).

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit https://www.fda.gov/medwatch or call 1-800-FDA-1088.

See full Prescribing Information and Patient Information.

About Roivant Sciences

Roivant’s mission is to improve the delivery of healthcare to patients by treating every inefficiency as an opportunity. Roivant develops transformative medicines faster by building technologies and developing talent in creative ways, leveraging the Roivant platform to launch “Vants” – nimble and focused biopharmaceutical and health technology companies. For more information, please visit www.roivant.com.

Roivant Sciences Forward-Looking Statements

This press release contains forward-looking statements. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are usually identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and variations of such words or similar expressions. The words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act.

Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, and statements that are not historical facts, including statements about the clinical and therapeutic potential of our products and product candidates, the availability and success of topline results from our ongoing clinical trials, any commercial potential of our products and product candidates and any pending or potential litigation, including but not limited to our expectations regarding the outcome of any such litigation and costs and expenses associated with such litigation. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. All product candidates referenced in this press release are investigational and subject to health authority approval.

Although we believe that our plans, intentions, expectations and strategies as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, but not limited to, those risks set forth in the Risk Factors section of our filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. These forward-looking statements are based upon the current expectations and beliefs of our management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by applicable law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors

Roivant Investor Relations

ir@roivant.com

Media

Paul Davis

Roivant Sciences

paul.davis@roivant.com